Exhibit 99.1

BM Technologies Announces Strategic Merger

with First Sound Bank

Achieves Important Milestone in the Evolution of the Company Allowing for the Expansion of its Products & Services to Better Serve Customers

Increases and Diversifies Earnings, and Creates a FinTech-driven Banking Franchise with a Long-term Sustainable Business Model

Transaction will be Discussed during the Company’s Third Quarter Earnings Call and Webcast on November 15th at 9:00am ET

RADNOR, PA, November 15, 2021 – BM Technologies, Inc. (NYSE American: BMTX) (“the Company” or “BMTX”), one of the largest digital banking platforms in the country, announced the signing of a definitive agreement to merge with First Sound Bank (OTCPK: FSWA) (“FSB”), a Seattle, Washington-based community business bank. BMTX will pay up to $7.22 in cash for each share of FSB common stock or approximately $23 million in aggregate consideration, subject to certain closing conditions and adjustments as outlined in the definitive agreement. The combined company, to be named BMTX Bank, will be a fintech-based bank focused on serving customers digitally nationwide, supported by its community banking division that is expected to continue serving the greater Seattle market. The transaction is subject to regulatory approvals and other customary closing conditions, and is expected to close in the second half of 2022.

This strategic merger is expected to be significantly accretive to the combined company’s revenue, EBITDA, and earnings trajectory over the next 1-3 years, with financial, operational, and strategic benefits materializing immediately after close and meaningfully growing as the business continues to scale. The transaction bolsters BMTX’s ability to deliver technological and customer centered innovation through a full suite of digitally-advanced banking products in a regulatory compliant, safe and sound manner.

“This is a thrilling milestone for BM Technologies and is a major step forward in executing our vision to create a disruptive FinTech bank that combines the best of financial technology with a strong and compliant FDIC-insured institution,” said Luvleen Sidhu, Chair, CEO and Founder of BM Technologies. “As one of the largest digital banking platforms in the country with approximately 2 million accounts, this merger allows BMTX to lead a new wave of financial innovation by enhancing its focus on technology, inclusion, easy-to-use products, and customer education with the mission of creating ‘customers for life’. This merger is expected to meaningfully expand our already profitable, technology focused business model and will enhance our diversified earnings, as we bring BMTX-serviced deposits onto our balance sheet and generate superior fee-based income supported by interest income economics from deploying those deposits into loans over time.”

“Looking ahead, BMTX Bank expects to add direct to consumer and small business operations, marketplace lending, robo-advisory and blockchain based payment systems to sustain our competitive advantage into the future,” Sidhu continued.

Commenting on the proposed transaction, Marty Steele, President and CEO of First Sound Bank said, “As a local bank, we remain committed to our community and are excited about the opportunity to leverage BMTX’s innovative digital banking technology, Banking-as-a-Service business model, low-cost deposit funding, and better access to the capital markets in order to scale our SBA, commercial and private banking, mortgage, and other business lines. Together we are looking forward to this partnership to create a nationwide deposit gathering and lending platform with the power to deliver an integrated customer experience at the highest level.”

The combined entity will be led by Luvleen Sidhu as Chair and CEO of BMTX Bank, who will also be directly responsible for digital banking initiatives. Marty Steele will lead the combined company’s community banking division and also serve as COO of BMTX Bank.

The company intends to gradually support the onboarding of BMTX-serviced deposits onto the balance sheet with additional capital. These onboarded deposits are expected to be deployed into earning assets, including loans that generate attractive returns, positioning the combined company for long-term sustainable success. “With developments in AI and machine learning coming to market rapidly, we intend to remain a very customer focused and innovative company with a unique strategy that cannot be easily replicated,” concluded Sidhu.

Potential strategic benefits of the merger include:

●	Creates a FinTech bank leveraging BMTX’s best-in-class and proprietary Banking-as-a-Service (“BaaS”) offerings and nationwide deposit gathering capabilities with a bank charter

●	Accelerates earnings power by supplementing fee-based income with net interest income

●	Offers new products and services over time through an expanded BaaS offering, direct to consumer initiatives, marketplace lending, personal investing and robo-advisory services and blockchain based payment systems

●	Attracts new customers and enhances customer retention through the addition of banking products and services that leverage BMTX's unique, low cost, high volume customer acquisition strategy and marketing strength

●	Enables BMTX to support other FinTechs with its banking platform

●	Enhances customer value creation and engagement by providing access to lending products and promoting better financial health by helping them manage their cash flow and savings

First Sound Bank is a locally owned, independent community bank providing commercial and private banking services to small to medium sized businesses, not-for-profit organizations, entrepreneurs, and professional service firms throughout the Puget Sound market. FSB operates through a single office location in downtown Seattle.

BM Technologies is one of America’s largest digital financial services platforms with approximately 2 million accounts. The Company focuses on millennials and underserved middle income Americans providing convenient access to a suite of financial products to its customers. BMTX’s proprietary Banking-as-a-Service business model leverages its partners’ existing customer bases to achieve low cost, high volume, customer acquisition. BMTX currently also provides disbursement services at approximately 745 college and university campuses (covering one out of every three college students in the U.S.).

Advisors

Wedbush Securities Inc. initiated the transaction and served as exclusive financial advisor to BM Technologies in connection with the transaction and Nelson Mullins Riley & Scarborough LLP served as its legal counsel. Keefe, Bruyette & Woods, A Stifel Company served as exclusive financial advisor to First Sound Bank and Keller Rohrback L.L.P. served as its legal counsel.

WEBCAST

The company will host a live webcast to discuss the transaction and its third quarter results at 9:00am ET on Monday, November 15, 2021. The webcast can be accessed via its investor relations site (ir.bmtxinc.com) by clicking on "Events & Presentations", then "Events Calendar," and following the link under "Upcoming Events;" or directly at Q3 2021 Earnings Webcast.

About BM Technologies, Inc.

BM Technologies, Inc. (NYSE American: BMTX)—formerly known as BankMobile—is among the largest digital banking platforms in the U.S., providing access to checking and savings accounts, personal loans, credit cards, and financial wellness. It is focused on technology, innovation, easy-to-use products, and education with the mission of being “customer-obsessed” and creating “customers for life.” The BM Technologies (BMTX) digital banking platform employs a multi-partner distribution model, known as “Banking-as-a-Service” (BaaS), that enables the acquisition of customers at higher volumes and substantially lower expense than traditional banks, while providing significant benefits to its customers, partners, and business. BM Technologies (BMTX) currently has approximately two million accounts and provides disbursement services at approximately 745 college and university campuses (covering one out of every three college students in the U.S.). BM Technologies, Inc. (BMTX) is a technology company and is not a bank, which means it provides banking services through its partner bank. More information can also be found at www.bmtx.com.

About First Sound Bank

First Sound Bank is a locally owned, independent community bank with approximately $150 million in assets. The company provides commercial and private banking services for small to medium sized businesses, not-for-profit organizations, entrepreneurs, and professional service firms throughout the Puget Sound market. More information can be found at www.firstsoundbank.com.

Forward Looking Statements

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. These risks and uncertainties include, but are not limited to, general economic conditions, consumer adoption, technology and competition, the ability to enter into new partnerships, regulatory risks, risks associated with the higher education industry and financing, the operations and performance of the Company’s partners, including white-label partners, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement, the inability to satisfy closing conditions to the definitive merger agreement, including obtaining regulatory approval, the ability of FSB and BMTX to recognize the anticipated benefits of the proposed transactions, and other factors described in the section entitled “Risk Factors” and in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). The Company’s SEC filings are available publicly on the SEC website at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No Assurances

There can be no assurance that the transactions described herein will be completed, nor can there be any assurance, if such transactions are completed, that the potential benefits of combining the companies will be realized. The description of the transactions contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the transactions, copies of which will be filed by BMTX with the SEC as an exhibit to a Current Report on Form 8-K.

Important Information about the Transactions and Where to Find It

In connection with the Transactions described herein, BMTX will file relevant materials with the SEC, including a definitive proxy statement for BMTX’s shareholders. Promptly after filing the definitive proxy statement with the SEC, BMTX will mail the proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transactions. Investors and security holders are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the transactions that BMTX will file with the SEC when they become available because they will contain important information about BMTX, FSB, and the transaction. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the transactions (when they become available), and any other documents filed by BMTX with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to BM Technologies, Inc. at 201 King of Prussia Road, Suite 350, Wayne, PA 19087.

Participants in Solicitation

BMTX and FSB and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of BMTX common stock in respect of the proposed transactions. Information about BMTX’s directors and executive officers and their ownership of BMTX’s common stock is set forth in BMTX’s prospectus on Form 424B3 filed with the SEC on September 28, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transactions when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Contact Information

Investors:

Bob Ramsey, CFA

Chief Financial Officer

571-236-8851

rramsey@bmtx.com

Media Inquiries:
Julie Strickland
Rubenstein Public Relations, Inc.
212-805-3062
jstrickland@rubensteinpr.com

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